Exhibit (a)(21)

To:	Eligible Employees subject to tax in Switzerland
From:	Credit Suisse Group
Subject:	Option Reduction Program – Estimates of Taxable Income for Eligible Employees subject to tax in Switzerland
Date:	September 3, 2003

As explained in the Offer to Exchange that was sent to you on August 6, 2003, and the amendments thereto (the “Offer to Exchange”), in respect of the Credit Suisse Group (“CSG”) Option Reduction Program (the “Program”), the exchange of outstanding eligible options for the grant of blocked registered shares and/or new options is a taxable event in Switzerland. The grant of blocked registered shares and/or new options is generally referred to herein as the “new awards.”

Your taxable income will be calculated by determining the difference between (a) the aggregate Swiss income tax value of the new options and/or blocked registered shares that you receive in respect of the offer on the date of grant and (b) the aggregate Swiss income tax value of your cancelled outstanding eligible options at the expiration of the offer. If the value of (a) is greater than the value of (b), the excess will be taxable income to you.

The attached appendix sets out estimates of the anticipated excess values for Swiss taxation purposes of new awards in exchange for surrendered outstanding eligible options.

Even though this transaction is a value-for-value exchange new awards may have a higher tax value than the surrendered outstanding eligible options due to the new awards having a shorter blocking period (i.e., only one year) than the surrendered outstanding eligible options. This results in the discount that is applied for Swiss tax valuation purposes being lower for new awards than for the surrendered outstanding eligible options, with consequential higher tax value for new awards.

We would emphasize that the figures in the attached appendix are only estimates and are provided for illustrative purposes only. Since the Swiss income tax valuations will be determined after the date of grant of the new options and the blocked registered shares and these valuations will need approval from the Swiss tax authorities, it is not possible to determine the taxable income until these valuations have been accepted by the Swiss tax authorities.

The estimates in the attached appendix assume closing prices of CSG registered shares of CHF 40, CHF 45 and CHF 50. The actual figures are dependent upon the closing share price of CSG registered shares on the valuation date (which is currently scheduled for Friday, September 5, 2003), as all determinations will be made in the manner set forth in the Offer to Exchange.

Furthermore, as mentioned above, the Swiss income tax valuations of the surrendered outstanding eligible options and the blocked registered shares and/or new options you receive in the offer must be agreed with the tax authorities of the Canton of Zurich. We expect that such agreement will be obtained some time around mid-October in 2003. Please note that the agreement with the Canton of Zurich is not necessarily binding on the tax authorities of other Swiss cantons or the federal tax authorities (i.e., Swiss Federal Tax Authorities).

If you have any questions in connection with the Program regarding Swiss tax-related questions, please contact the following individuals:

Jost Sigrist + 41 1 333 2611
Fritz Mueller + 41 1 333 2605

If you have any general questions in connection with the Program, please contact the following individuals:

Elizabeth Pfister + 41 1 333 3233
Timothy Gardner + 41 1 333 1530
Philip Halliday + 44 207 888 1089
Teri Chan + 44 207 888 8032

Appendix

AWARDS UNDER THE CREDIT SUISSE GROUP SWISS SHARE PLAN

     1.     Assuming closing share price of CHF 50

		Estimated taxable
	Estimated taxable	income for each
	income for each	outstanding eligible
	outstanding eligible	option surrendered
	option surrendered	for New Blocked
Original award date	for each New Option	Registered Share
and exercise price	(CHF)	(CHF)

Jan 2001 CHF84.75	0.7	1.4
Jan 2002 CHF65.75	1.2	2.3
July 2002 CHF48.85	N/A	2.7
Dec 2002 CHF34.10	N/A	4.6
Jan 2003 CHF30.60	N/A	4.8

     2.     Assuming closing share price of CHF 45

		Estimated taxable
	Estimated taxable	income for each
	income for each	outstanding eligible
	outstanding eligible	option surrendered
	option surrendered	for New Blocked
Original award date	for each New Option	Registered Share
and exercise price	(CHF)	(CHF)

Jan 2001 CHF84.75	0.7	1.3
Jan 2002 CHF65.75	1.2	2.1
July 2002 CHF48.85	N/A	2.5
Dec 2002 CHF34.10	N/A	4.1
Jan 2003 CHF30.60	N/A	4.3

     3.     Assuming closing share price of CHF 40

		Estimated taxable
	Estimated taxable	income for each
	income for each	outstanding eligible
	outstanding eligible	option surrendered
	option surrendered	for New Blocked
Original award date	for each New Option	Registered Share
and exercise price	(CHF)	(CHF)

Jan 2001 CHF84.75	0.7	1.2
Jan 2002 CHF65.75	1.1	1.9
July 2002 CHF48.85	N/A	2.2
Dec 2002 CHF34.10	N/A	3.7
Jan 2003 CHF30.60	N/A	3.9

In connection with the exchange offer, Credit Suisse Group (“CSG”) filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the Securities and Exchange Commission (the “SEC”) on August 6, 2003. Holders of CSG options are strongly advised to read the Schedule TO and any amendments thereto, the Offer to Exchange which holders of CSG options have received and which is also attached to the Schedule TO as Exhibit (a)(1), and other documents related to the exchange offer which may be filed with the SEC when they become available, because all of these documents contain important information. Holders of CSG options may obtain these documents for free, when available, at the SEC’s website at www.sec.gov or from CSG’s Human Resources Department.

Cautionary Statement Regarding Forward-looking Information
 This communication contains statements that constitute forward-looking statements. In addition, in the future we, and others on our behalf, may make statements that constitute forward-looking statements. Such forward-looking statements may include, without limitation, statements relating to our plans, objectives or goals; our future economic performance or prospects; the potential effect on our future performance of certain contingencies; and assumptions underlying any such statements. Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other outcomes described or implied in forward-looking statements will not be achieved. We caution you that a number of important factors could cause results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include (i) market and interest rate fluctuations; (ii) the strength of the global economy in general and the strength of the economies of the countries in which we conduct our operations in particular; (iii) the ability of counterparties to meet their obligations to us; (iv) the effects of, and changes in, fiscal, monetary, trade and tax policies, and currency fluctuations; (v) political and social developments, including war, civil unrest or terrorist activity; (vi) the possibility of foreign exchange controls, expropriation, nationalization or confiscation of assets in countries in which we conduct our operations; (vii) the ability to maintain sufficient liquidity and access capital markets; (viii) operational factors such as systems failure, human error, or the failure to properly implement procedures; (ix) actions taken by regulators with respect to our business and practices in one or more of the countries in which we conduct our operations; (x) the effects of changes in laws, regulations or accounting policies or practices; (xi) competition in geographic and business areas in which we conduct our operations; (xii) the ability to retain and recruit qualified personnel; (xiii) the ability to maintain our reputation and promote our brands; (xiv) the ability to increase market share and control expenses; (xv) technological changes; (xvi) the timely development and acceptance of our new products and services and the perceived overall value of these products and services by users; (xvii) acquisitions, including the ability to integrate successfully acquired businesses; (xviii) the adverse resolution of litigation and other contingencies; and (xix) our success at managing the risks involved in the foregoing. We caution you that the foregoing list of important factors is not exclusive; when evaluating forward-looking statements, you should carefully consider the foregoing factors and other uncertainties and events, as well as the risks identified in our most recently filed Form 20-F and reports on Form 6-K furnished to the US Securities and Exchange Commission. CSG disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as may be required by applicable law.